Exhibit 10.1

FIRST AMENDMENT
TO THE
EMPLOYMENT AGREEMENT

This First Amendment to the Employment Agreement (the “Amendment”) is entered into on December 23, 2014 (the “Effective Date”), by and between Republic Services, Inc., a Delaware corporation (the “Company”), and Donald W. Slager (“Employee”).

WHEREAS, the Company and the Employee previously entered into an Employment Agreement, effective as of October 29, 2013 (the “Employment Agreement”); and
WHEREAS, the Company and the Employee desire to amend the Employment Agreement as of the date hereof in certain respects.

NOW THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the Company and Employee agree as follows:

1.The following sentence is hereby added to the end of Section 3(e) of the Employment Agreement:

“Notwithstanding any provision to the contrary in this Agreement or any provision to the contrary contained in award agreements evidencing any stock option, restricted stock or restricted stock unit awards, and solely for purposes of this Section 3(e) and not for purposes of Section 4(a), if Employee shall die during the term of this Agreement, then (i) Employee shall not be entitled to receive Base Salary for three (3) years from the date of termination pursuant to Section 3(c)(ii) hereof, and (ii) all unvested stock option, restricted stock or restricted stock unit awards that remain outstanding as of the date of Employee’s death shall expire, terminate or be forfeited, as applicable, effective on the date of Employee’s death and Employee shall have no further rights with respect to the expired, terminated or forfeited awards.”
2.The following sentences are hereby added to the end of Section 24 of the Employment Agreement:

“For purposes of this Section 24 of the Agreement and anything in an award agreement or the Republic Services, Inc. Amended and Restated 2007 Stock Incentive Plan (or any such successor plan) (the "Stock Incentive Plan") to the contrary notwithstanding, Performance Share awards and Performance Unit awards (as each of those terms are defined under the Stock Incentive Plan) granted to Employee shall be considered Prospective Awards that vest upon Employee satisfying the retirement criteria set forth in this Section 24 of the Agreement and shall be paid without proration in an amount equal to the full number of Performance Shares and Performance Units that the Compensation Committee of the Board of Directors determines would have been paid to Employee based on the actual satisfaction of applicable performance criteria had Employee’s employment continued to the end of the performance periods applicable to such awards, at such time as the Company would have been required to make such payments, if any, if Employee’s employment had not terminated. Employee agrees to make himself reasonably available to the Company to assist any successor to his positions with the Company with any transition or other services as may be reasonably requested by the Board of Directors of the Company during the period beginning on the date of Employee’s retirement and ending on the last day of the latest ending performance period under which a Performance Share award and/or a Performance Unit award may vest and be payable pursuant to Section 24 of this Agreement.”

3.Except as amended herein, all other provisions of the Employment Agreement remain unchanged and in full force and effect.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

REPUBLIC SERVICES, INC., a Delaware corporation

By:	/s/ Catharine D. Ellingsen

EMPLOYEE:

/s/ Donald W. Slager
Donald W. Slager

Address for Notices: Address shown on the payroll records of the Company